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                                                                Exhibit 4.23

                            STOCK OPTION AGREEMENT
                            ----------------------

     THIS STOCK OPTION AGREEMENT made as of the 1st day of December, 2000, by and between CAIS INTERNET, INC. (hereinafter referred to as "CAIS Internet"), and Wendell S. Nye (hereinafter referred to as the "Employee").

The parties hereto agree as follows:

     1.  Stock Option.
         -------------

          CAIS Internet hereby grants Employee an option to purchase (the "Option") all or any part of a total of One Hundred Five Thousand (105,000) shares of CAIS Internet's Common Stock (the "Option Shares") upon the terms and conditions set forth herein. The purchase price of the Option Shares which Employee elects to purchase under this Agreement shall be $3.00 per share.
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Employee shall, upon delivery to him of any Option Shares that he elects to purchase hereunder, pay CAIS Internet the full purchase price for such Option Shares on the date of exercise. The Option is exercisable in whole or in part with respect to Option Shares by written notice to CAIS Internet at any time after the date hereof for five years. The Options are fully vested and exercisable as of the date hereof.

     2.  Registration Rights.
         -------------------

          On and as of each of June 1, 2001, December 1, 2001, June 1, 2002 and December 1, 2002, the Employee will be entitled to piggy-back registration rights of 25% of the Option Shares as follows: on and as of each such date, the Employee is entitled to one right to piggy-back on any registration statement initiated by CAIS Internet for a offering of its Common Stock (other than in connection with a stock plan, corporate reorganization or Rule 145 transaction) with respect to the Common Stock issuable upon exercise of the Option Shares, on customary terms and subject to the terms of the underwriting of such offering, the prior rights, if any, of other stockholders of the CAIS Internet and the CAIS Internet's right to terminate the offering at any time.

     3.  Non-Assignability.
         -----------------

          The Employee shall have no right to assign this Agreement, or any of his or her rights or obligations hereunder, to another party or parties. The Option granted hereunder is not assignable by operation of law or subject to execution, attachment or similar process. CAIS Internet shall have the right to assign this Agreement to any successor entity provided that such entity agrees to assume all of CAIS Internet's obligations hereunder.

     4.  Law Applicable.
         ---------------

          This Agreement shall be construed in accordance with the laws of the District of Columbia.

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     5.  Adjustment Provisions.
         ---------------------

          The number of shares of Common Stock subject to the Option and the exercise price shall be adjusted in accordance with generally accepted accounting principles in the event of a stock dividend, stock split, stock distribution, reverse split or other combination of shares, recapitalization or otherwise, which affects the Common Stock.

     6.  Entire Agreement.
         -----------------

          This instrument contains all of the agreements and understandings between the parties hereto with respect to the stock options granted by CAIS Internet to Employee hereunder, and no oral agreements or written correspondence shall be held to affect the provisions hereof and shall be binding upon CAIS Internet's successors and assigns. All subsequent changes and modifications, to be valid, shall be by written instrument executed by CAIS Internet and the Employee.

     IN WITNESS WHEREOF, CAIS Internet has caused this Agreement to be executed on its behalf by its duly authorized officers and the Employee has hereunto set his hand, all done on the day and in the year first hereinabove written.

                                 CAIS INTERNET, INC.

                                 By:_________________________
                                 Name:
                                 Title:


                                 EMPLOYEE:
                                 --------


                                 ___________________________
                                 Wendell S. Nye

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